Exhibit 99.1

NEWS RELEASE	July 15, 2005
For more information, contact:
John Q. Shaw, President and CEO
johns@newcenturybanknc.com - 910-892-7080

NEW CENTURY BANCORP DECLARES 3-FOR-2 STOCK SPLIT

Split is the fourth since New Century opened in May, 2000.

Dunn, NC … At their regularly scheduled meeting on Wednesday, July 13, 2005, the Board of Directors of New Century Bancorp (OTC Bulletin Board: NCBC) unanimously approved a three-for-two (3-for-2) stock split to be effected in the form of a 50% stock dividend, announced John Q. Shaw, president and CEO. The shares will be distributed August 10, 2005 to shareholders of record as of July 27, 2005.

“This stock split is a vote of confidence from the Board in our ability to continue to provide a good return to our shareholders,” said Shaw. “Thanks to the support of our customers, shareholders and the communities we serve, our Company has continued to experience good financial results. It gives our Board great pleasure to again share our success in this way. Many of our shareholders have been with us since the beginning and it is particularly gratifying to reward them. We passed the fifth anniversary of our opening on May 24th, and continue to be amazed and grateful for the great response we have had in the markets we serve.”

As a result of the split, shareholders will receive 1 (one) additional share of New Century Bancorp stock for every 2 (two) shares they currently hold. New Century Bancorp stock transactions are handled by Howe Barnes Investments, Inc at 800-800-4693, Morgan Keegan at 866-353-7522, and Ryan Beck & Company at 800-342-2325.

As of March 31, 2005, New Century Bancorp had total assets of $357.6 million.

New Century Bancorp is the holding company for New Century Bank of Fayetteville, which has one office in Fayetteville, NC; and New Century Bank, a community bank that opened in 2000 in Dunn, NC, and now has offices in Clinton, Dunn and Goldsboro.

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Stock Symbol: NCBC – NASDAQ OTC ELECTRONIC BULLETIN BOARD www.newcenturybanknc.com

The information as of and for the quarter and year ended March 31, 2005 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.